Exhibit 99.1

CONTACT:	Investor Relations: Leslie Hunziker
201-307-2100
investorrelations@hertz.com
Media: Richard Broome
201-307-2486
rbroome@hertz.com

HERTZ REPORTS SECOND QUARTER OPERATING PROFIT

•                  Adjusted pre-tax income(1) for the quarter of $81.1 million, a margin of 4.6%; GAAP pre-tax income for the quarter of $30.7 million, and a GAAP pre-tax margin of 1.7%.

•                  Worldwide car rental adjusted pre-tax margin expanded to 9.7% in the second quarter of 2009, compared with an 8.2% margin in the second quarter of 2008.

•                  Corporate EBITDA(1) of $280.7 million, or a margin of 16.0%, in the second quarter, compared with a Corporate EBITDA margin of 16.6% in the second quarter of 2008.

•                  Reduction in total debt of $1.2 billion since December 31, 2008.

Park Ridge, NJ (July 28, 2009) — Hertz Global Holdings, Inc. (NYSE: HTZ) (with its subsidiaries, the “Company” or “we”) reported second quarter 2009 worldwide revenues of $1.8 billion, a decrease of 22.9%, or $520.8 million, year-over-year (an 18.7% decrease in constant currency).  Worldwide car rental revenues for the quarter decreased 19.4% (a 14.9% decrease in constant currency) to $1.5 billion.  Revenues from worldwide equipment rental for the second quarter were $277.0 million, down 37.5% (a 34.6% decrease in constant currency) over the prior year period.

Second quarter 2009 adjusted pre-tax income was $81.1 million, versus $154.7 million in 2008, and income before income taxes (“pre-tax income”), on a GAAP basis, was $30.7 million, versus $93.0 million in the second quarter of 2008.  Corporate EBITDA for the second quarter of 2009 was $280.7 million, a decrease of 25.8% from the same period in 2008.

Second quarter 2009 adjusted net income was $49.6 million versus $96.4 million in the same period of 2008, resulting in adjusted diluted earnings per share for the quarter of $0.12, compared with $0.30 for the second quarter of 2008. Second quarter 2009 net income, on a GAAP basis, was $3.9 million or $0.01 per share on a diluted basis, compared with $51.2 million, or $0.16 per share on a diluted basis, for the second quarter of 2008.

Mark P. Frissora, the Company’s Chairman and Chief Executive Officer said, “In the second quarter we continued to make solid progress mitigating the effects of lower revenues attributable to the recession.  We achieved a second quarter profit on a GAAP and non-GAAP basis, narrowing the year-over-year decline in adjusted pre-tax income to $74 million, on $521 million lower revenues, or profit retention of 86%. We also retained over 80% of Corporate EBITDA.  Our cost reduction efforts are on target and we expect to achieve annualized savings of at least $570 million this year. We achieved a 150 basis point improvement in the worldwide car rental adjusted pre-tax margin in the second quarter, to 9.7%, and a Corporate EBITDA margin of 16%, only slightly lower than last year.  Additionally, volume and pricing trends have improved for the summer car rental peak in Europe and the U.S., and used car values in the U.S. are close to 2008 levels.  The equipment rental business remains challenging, but HERC continues to generate Corporate EBITDA margins exceeding 40%, which we expect will continue throughout 2009. We were especially pleased to generate incremental total net cash flow of approximately $1.65 billion for the first six months of this year.”

The Company took $33.3 million in restructuring and related charges in the second quarter of 2009, primarily attributable to costs associated with job reductions, the closure of rental locations and outsourcing/process reengineering.  The Company said it expects restructuring and related charges will diminish significantly starting in 2010.

INCOME MEASUREMENTS, SECOND QUARTER 2009 & 2008

	Q2 2009			Q2 2008
(in millions, except per share amounts)	Pre-tax Income	Net Income	Diluted Earnings Per Share	Pre-tax Income	Net Income	Diluted Earnings Per Share
Earnings Measures, as reported (EPS based on 349.2M and 322.7M diluted shares)	$30.7	$3.9	$0.01	$93.0	$51.2	$0.16
Adjustments:
Purchase accounting	21.8			24.4
Non-cash debt charges	47.7			21.7
Restructuring and related charges	33.3			40.1
Gain on debt buyback	(48.5)			—
Gasoline hedge gain	(3.9)			—
Vacation accrual adjustment	—			(0.7)
Unrealized gain on derivative	—			(9.0)
Realized gain on derivative	—			(14.8)
Adjusted pre-tax income	81.1	81.1		154.7	154.7
Assumed provision for income taxes at 34%		(27.6)			(52.6)
Noncontrolling interest		(3.9)			(5.7)
Earnings Measures, as adjusted (EPS based on 407.7M and 325.5M diluted shares)	$81.1	$49.6	$0.12	$154.7	$96.4	$0.30

The Company stated it believes the General Motors bankruptcy will have minimal if any impact on its business, financial condition or results of operations.  General Motors has paid the Company all amounts, both pre and post-filing, owed under repurchase programs, assumed, with approval of the bankruptcy court, the vehicle repurchase program and assigned them to the New General Motors, and New General Motors continues to pay the Company all amounts owed under the repurchase programs.  Additionally, residual values for General Motors vehicles have increased since the bankruptcy filing.

The Company ended the second quarter of 2009 with total debt of $9.8 billion and net corporate debt(1) of $4.0 billion, compared with total debt of $9.69 billion and net corporate debt of $3.85 billion as of March 31, 2009, an increase in net corporate debt of $154.3 million. The increase is attributable to additional amounts outstanding as a result of our issuance of an aggregate of approximately $475 million in principal amount of 5.25% Convertible Senior Notes issued in May and June 2009, partially offset by a reduction in our indebtedness due to the buyback of portions of The Hertz Corporation’s outstanding debt securities. Total net cash flow(1) for the quarter was a use of $128.0 million compared with a use of $920.6 million in the second quarter of 2008.  The improvement of $792.6 million is attributable to better management of fleet rotation to preserve liquidity and increase cash flow and proceeds from the sale of our common stock.  Total liquidity(2) was approximately $4.5 billion as of June 30, 2009.  On a GAAP basis, net cash provided by operating activities was $513.9 million in the second quarter of 2009, compared to $603.2 million, as revised ($708.3 million, as reported) in the second quarter of 2008(3).

The Company generated total net cash flow yield(1) of 91.2%, based on the Company’s $2,242.0 million of total net cash flow, for the 12 months ending June 30, 2009, compared with total net cash flow yield of 9.3%, based on the Company’s $513.1 million of total net cash flow, for the 12 months ending June 30, 2008.

WORLDWIDE CAR RENTAL

The Company noted the U.S. car rental business continued to make progress in the second quarter generating year-over-year operational efficiencies in several areas including fleet, staffing and exposure to certain U.S. auto manufacturers.  A few key metrics include:

•                  Transaction length increased 4.4% over last year, driven primarily by leisure and off-airport transactions, including the new multi-month rental product.

•                  Revenue per transaction, a good measure of pricing and transaction length mix, increased 3.0% year-over-year.

•                  14.3% lower average U.S. car-rental fleet compared with the second quarter of 2008, taking advantage of an improving used car market to delete some older vehicles.

Worldwide car rental revenues were $1.5 billion for the second quarter of 2009, a decrease of 19.4% (a 14.9% decrease in constant currency) from the prior year period. Transaction days for the quarter decreased 11.8% [(10.8)% U.S.; (13.7)% International]. U.S. off-airport revenues for the second quarter decreased 5.0% year-over-year, and transaction days declined 1.2%. Rental rate revenue per transaction day(1) (“RPD”) for the quarter was 1.7% below the prior year period [(1.3)% U.S.; (2.3)% International].

Worldwide car rental adjusted pre-tax income for the second quarter of 2009 was $143.5 million versus $149.4 million last year.  The decrease is attributable to decreased volume and pricing, partially offset by strong cost management performance. Worldwide car rental achieved an adjusted pre-tax margin, based on revenues, of 9.7% for the quarter versus 8.2% in 2008.

The worldwide average number of Company-operated cars for the second quarter of 2009 was 405,400, a decrease of 14.7% over the prior year period.

WORLDWIDE EQUIPMENT RENTAL

Worldwide equipment rental revenues were $277.0 million for the second quarter of 2009, a 37.5% decrease (a 34.6% decrease in constant currency) from the prior year period.

Adjusted pre-tax income for the second quarter of 2009 was $24.7 million, a 71.1% decrease over the prior year period, primarily attributable to the effects of reduced volume and pricing, partially offset by cost management initiatives.  HERC achieved an adjusted pre-tax margin, based on revenues, of 8.9%, and a Corporate EBITDA margin, based on revenues, of 42.7% for the quarter.

The average acquisition cost of rental equipment operated during the second quarter of 2009 decreased by 18.3% year-over- year — compared with a 8.4% increase in the second quarter of 2008 over the second quarter of 2007 — to $2.8 billion, and net revenue earning equipment as of June 30, 2009 was $1.9 billion, a 25.2% decrease from the amount as of December 31, 2008.

OUTLOOK

For the full-year 2009, the Company still expects to generate worldwide revenues in the range of $6.7 to $7.0 billion, Corporate EBITDA in the range of $900 million to $935 million, adjusted pre-tax income in the range of $100 to $120 million and adjusted diluted earnings per share in the range of $0.12 to $0.15, (using the normalized tax rate of 34% and 407.7 million shares, the number of diluted shares expected to be outstanding for the year ended December 31, 2009). (4)

RESULTS OF THE HERTZ CORPORATION

The Company’s operating subsidiary, The Hertz Corporation (“Hertz”), posted the same revenues for the second quarter of 2009 as the Company.  Hertz’s second quarter of 2009 pre-tax income was, however, $4.2 million higher than that of the Company primarily because of additional interest expense recognized by the Company on its 5.25% Convertible Senior Notes issued in May and June 2009.

(1) Adjusted net income, adjusted diluted earnings per share, adjusted pre-tax income, Corporate EBITDA, net corporate debt, total net cash flow, total net cash flow yield, rental rate revenue per transaction day and profit retention are non-GAAP measures.  See the accompanying Attachments for the reconciliations and definitions for each of these non-GAAP measures and the reason the Company’s management believes that these measures provide useful information to investors regarding the Company’s financial condition and results of operations.

(2) Total liquidity of $4.5 billion is comprised of $0.6 billion of cash, $1.1 billion of undrawn corporate liquidity and $2.8 billion of fleet financing availability.  Total liquidity is subject to borrowing base limitations and other factors—we had $2.0 billion of the borrowing base available at June 30, 2009 and $0.6 billion of cash.  In addition, the $4.5 billion of total liquidity as June 30, 2009 does not include any of the $825 million of availability under our Series 2008-1 variable funding notes.  We will again have access to these funds as soon as General Motors Company (the new GM) is included as an “Eligible Manufacturer” and an “Eligible Program Manufacturer” under our ABS credit facilities — by means of appropriate action by the rating agencies or an amendment to the ABS Base Indenture.

(3) We have historically included changes in accounts payable and accounts receivable arising from purchases and sales of our revenue earning equipment (“REE”), including cars in the rental car segment and equipment in the equipment rental segment, as well as the purchase and sale of other property and equipment, in our cash flows from operating activities. Similarly, the amounts of REE and property and equipment expenditures and proceeds from the sales of REE and property and equipment as reported in the investing section of the statement of cash flows have included amounts for which cash settlement has not yet occurred.

After further review, management has concluded that the appropriate reporting of REE and property and equipment purchase and sales transactions for which cash has not been disbursed or received, is to exclude them from the operating and investing sections of our statements of cash flows.  The net revisions of amounts reported in the operating and investing sections of our cash flow statements are equal and offsetting, and therefore there is no impact on our previously reported total liquidity, total net cash flow, adjusted pre-tax income, adjusted net income, unlevered pre-tax cash flow, levered after tax cash flow after fleet growth, corporate EBITDA or net corporate debt.  While this revision shifts certain non-cash amounts within our cash flow statements from one period to the next, affecting the amounts of net cash flows from operating activities and net cash flows from investing activities by equal and offsetting amounts (which amounts are significant in most periods), it does not affect management’s previously issued disclosures regarding liquidity or our compliance with debt covenant ratio calculations.  Accordingly, management has concluded that this revision is not material to the Company’s previously issued financial statements.  Refer to Table 9, Footnote (a) for previously reported and revised amounts.

(4)Management believes that Corporate EBITDA, adjusted pre-tax income and adjusted diluted earnings per share are useful in measuring the comparable results of the Company period-over-period. The GAAP measures most directly comparable to Corporate EBITDA, adjusted pre-tax income and adjusted diluted earnings per share are cash flows from operating activities, pre-tax income and diluted earnings per share. Because of the forward-looking nature of the Company’s forecasted Corporate EBITDA, adjusted pre-tax income and adjusted diluted earnings per share, specific quantifications of the amounts that would be required to reconcile forecasted cash flows from operating activities, pre-tax income and diluted earnings per share to forecasted Corporate EBITDA, adjusted pre-tax income and adjusted diluted earnings per share are not available. The Company believes that there is a degree of volatility with respect to certain of the Company’s GAAP measures, primarily related to fair value accounting for its financial assets (which includes the Company’s derivative financial instruments), its income tax reporting and certain adjustments made in order to arrive at the relevant non-GAAP measures, which preclude the Company from providing accurate forecasted GAAP to non-GAAP reconciliations. Based on the above, the Company believes that providing estimates of the amounts that would be required to reconcile the range of the non-GAAP Corporate EBITDA, adjusted pre-tax income and adjusted diluted earnings per share to forecasted pre-tax income and earnings per share would imply a degree of precision that could be confusing or misleading to investors for the reasons identified above.

CONFERENCE CALL INFORMATION

The Company’s second quarter 2009 earnings conference call will be held on Wednesday, July 29, 2009, at 10:00 a.m. (EDT). To access the conference call live, dial 800-398-9397 in the U.S. and 612-332-0819 for international callers using the passcode: 107022 or listen via webcast at www.hertz.com/investorrelations. The conference call will be available for replay for two weeks starting at 12:30 p.m. on July 29, 2009 by calling 800-475-6701 in the U.S. or 320-365-3844 for international callers with the passcode: 107022.  The press release and related tables containing the reconciliations of non-GAAP measures will be available on our website, www.hertz.com/investorrelations.

ABOUT THE COMPANY

Hertz is the world’s largest general use car rental brand, operating from approximately 8,000 locations in approximately 145 countries worldwide. Hertz is the number one airport car rental brand in the U.S. and at 42 major airports in Europe, operating both corporate and licensee locations in cities and airports in North America, Europe, Latin America, Australia and New Zealand. In addition, the Company has licensee locations in cities and airports in Africa, Asia, and the Middle East. Product and service initiatives such as Hertz #1 Club Gold®, NeverLost® customized, onboard navigation systems, SIRIUS Satellite Radio, and unique cars and SUVs offered through the company’s Prestige, Fun and Green Collections, set Hertz apart from the competition. In 2008, the Company launched Connect by Hertz, entering the global car sharing market in London, New York City and Paris. Hertz also operates one of the world’s largest equipment rental businesses, Hertz Equipment Rental Corporation, offering a diverse line of equipment, including tools and supplies, as well as new and used equipment for sale, to customers ranging from major industrial companies to local contractors and consumers from approximately 330 branches in the United States, Canada, China, France and Spain.

CAUTIONARY NOTE CONCERNING FORWARD-LOOKING STATEMENTS

Certain statements contained in this press release include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You should not place undue reliance on these statements. Forward-looking statements include information concerning the Company’s outlook, anticipated revenues, results of operations and implementation of productivity and efficiency initiatives, including targeted job reductions, and the anticipated savings and restructuring charges expected to be realized or incurred in connection therewith. These statements often include words such as “believe,” “expect,” “project,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may,” “should,” “forecast” or similar expressions. These statements are based on certain assumptions that the Company has made in light of its experience in the industry as well as its perceptions of historical trends, current conditions, expected future developments and other factors that the Company believes are appropriate in these circumstances. As you read this press release, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties and assumptions. Many factors could affect the Company’s actual results and its ability to implement its cost savings and efficiency initiatives successfully, and could cause the Company’s actual results to differ materially from those expressed in the forward-looking statements. Some important factors include: the Company’s operations; economic performance; financial condition; management forecasts; efficiencies, cost savings and opportunities to increase productivity and profitability; income and margins; liquidity and availability of additional or continued fleet financing including as a result of the financial instability of the entities providing credit support; the financial instability of the manufacturers of our vehicles: anticipated growth; economies of scale; the economy; future economic performance; the Company’s ability to maintain profitability during adverse economic cycles, potential tangible and intangible asset impairment charges and unfavorable external events (including war, terrorist acts, natural disasters and epidemic disease); future acquisitions and dispositions; litigation; potential and contingent liabilities; management’s plans; taxes; and refinancing of existing debt. In light of these risks, uncertainties and assumptions, the forward-looking statements contained in this press release might not prove to be accurate and you should not place undue reliance upon them. All forward-looking statements attributable to the Company or persons acting on the Company’s behalf are expressly qualified in their entirety by the foregoing cautionary statements. All such statements speak only as of the date made, and the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

The Company cautions you therefore that you should not rely unduly on these forward-looking statements. You should understand the risks and uncertainties discussed in “Risk Factors” and elsewhere in the Company’s 2008 Annual Report on Form 10-K for the fiscal year ended December 31, 2008, as filed with the United States Securities and Exchange Commission, or the “SEC,” on March 3, 2009, and its Quarterly Report on Form 10-Q for the three months ended March 31, 2009, as filed with the SEC on May 8, 2009, could affect the Company’s future results and the outcome of its implementation of its cost savings and efficiency initiatives, and could cause those results or other outcomes to differ materially from those expressed or implied in the Company’s forward-looking statements.

Attachments:

Table 1:	Condensed Consolidated Statements of Operations for the Three and Six Months Ended June 30, 2009 and 2008
Table 2:	Condensed Consolidated Statements of Operations As Reported and As Adjusted for the Three and Six Months Ended June 30, 2009 and 2008
Table 3:	Segment and Other Information for the Three and Six Months Ended June 30, 2009 and 2008
Table 4:	Selected Operating and Financial Data as of or for the Three and Six Months Ended June 30, 2009 compared to June 30, 2008
Table 5:	Non-GAAP Reconciliations of Adjusted Pre-Tax Income (Loss) and Adjusted Net Income (Loss) for the Three and Six Months Ended June 30, 2009 and 2008
Table 6:

Non-GAAP Reconciliations of EBITDA, Corporate EBITDA, Unlevered Pre-Tax Cash Flow, Levered After-Tax Cash Flow Before Fleet Growth and Levered After-Tax Cash Flow After Fleet Growth for the Three and Six Months Ended June 30, 2009 and 2008

Table 7:

Non-GAAP Reconciliations of Operating Cash Flows to EBITDA for the Three and Six Months Ended June 30, 2009 and 2008, Net Corporate Debt and Net Fleet Debt as of June 30, 2009, 2008 and 2007, March 31, 2009 and 2008 and December 31, 2008 and 2007, Car Rental Rate Revenue per Transaction Day and Equipment Rental and Rental Related Revenue for the Three and Six Months Ended June 30, 2009 and 2008

Table 8:

Non-GAAP Reconciliations of EBITDA, Corporate EBITDA, Unlevered Pre-Tax Cash Flow, Levered After-Tax Cash Flow Before Fleet Growth and Levered After-Tax Cash Flow After Fleet Growth for the Twelve Months Ended June 30, 2009 and 2008

Table 9:	Non-GAAP Reconciliation of Total Net Cash Flow for the Three, Six and Twelve Months Ended June 30, 2009 and 2008

Exhibit 1:	Non-GAAP Measures: Definitions and Use/Importance

Table 1

HERTZ GLOBAL HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share amounts)

Unaudited

	Three Months Ended		As a Percentage
	June 30,		of Total Revenues
	2009	2008	2009	2008
Total revenues	$1,754.5	$2,275.3	100.0%	100.0%

Expenses:
Direct operating	988.6	1,278.5	56.3%	56.2%
Depreciation of revenue earning equipment	479.4	529.9	27.3%	23.3%
Selling, general and administrative	141.5	168.0	8.1%	7.4%
Interest expense	163.9	210.8	9.3%	9.2%
Interest and other income, net	(49.6)	(4.9)	(2.8)%	(0.2)%
Total expenses	1,723.8	2,182.3	98.2%	95.9%
Income before income taxes	30.7	93.0	1.8%	4.1%
Provision for taxes on income	(22.9)	(36.1)	(1.4)%	(1.6)%
Net income	7.8	56.9	0.4%	2.5%
Less: Net income attributable to noncontrolling interest	(3.9)	(5.7)	(0.2)%	(0.2)%
Net income attributable to Hertz Global Holdings, Inc. and Subsidiaries’ common stockholders	$3.9	$51.2	0.2%	2.3%

Weighted average number of shares outstanding:
Basic	343.7	322.7
Diluted	349.2	322.7

Earnings per share attributable to Hertz Global Holdings, Inc. and Subsidiaries’ common stockholders:
Basic	$0.01	$0.16
Diluted	$0.01	$0.16

	Six Months Ended		As a Percentage
	June 30,		of Total Revenues
	2009	2008	2009	2008
Total revenues	$3,319.4	$4,314.4	100.0%	100.0%

Expenses:
Direct operating	1,943.9	2,450.1	58.6%	56.8%
Depreciation of revenue earning equipment	969.2	1,063.7	29.2%	24.6%
Selling, general and administrative	308.2	361.4	9.3%	8.4%
Interest expense	329.0	417.1	9.9%	9.6%
Interest and other income, net	(51.6)	(15.0)	(1.6)%	(0.3)%
Total expenses	3,498.7	4,277.3	105.4%	99.1%
Income (loss) before income taxes	(179.3)	37.1	(5.4)%	0.9%
Benefit (provision) for taxes on income	26.7	(33.1)	0.8%	(0.8)%
Net income (loss)	(152.6)	4.0	(4.6)%	0.1%
Less: Net income attributable to noncontrolling interest	(7.0)	(10.5)	(0.2)%	(0.2)%
Net loss attributable to Hertz Global Holdings, Inc. and Subsidiaries’ common stockholders	$(159.6)	$(6.5)	(4.8)%	(0.1)%

Weighted average number of shares outstanding:
Basic	333.6	322.5
Diluted	333.6	322.5

Loss per share attributable to Hertz Global Holdings, Inc. and Subsidiaries’ common stockholders:
Basic	$(0.48)	$(0.02)
Diluted	$(0.48)	$(0.02)

Table 2

HERTZ GLOBAL HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions)

Unaudited

	Three Months Ended June 30, 2009					Three Months Ended June 30, 2008
	As				As	As			As
	Reported		Adjustments		Adjusted	Reported	Adjustments		Adjusted
Total revenues	$1,754.5		$—		$1,754.5	$2,275.3	$—		$2,275.3

Expenses:
Direct operating	988.6		(40.2	)(a)	948.4	1,278.5	(47.7	)(a)	1,230.8
Depreciation of revenue earning equipment	479.4		(2.4	)(b)	477.0	529.9	(4.6	)(b)	525.3
Selling, general and administrative	141.5		(8.6	)(c)	132.9	168.0	12.3	(c)	180.3
Interest expense	163.9		(47.7	)(d)	116.2	210.8	(21.7	)(d)	189.1
Interest and other income, net	(49.6)		48.5	(e)	(1.1)	(4.9)	—		(4.9)
Total expenses	1,723.8		(50.4)		1,673.4	2,182.3	(61.7)		2,120.6
Income before income taxes	30.7		50.4		81.1	93.0	61.7		154.7
Provision for taxes on income	(22.9	)(f)	(4.7	)(g)	(27.6)	(36.1)	(16.5	)(g)	(52.6)
Net income	7.8		45.7		53.5	56.9	45.2		102.1
Less: Net income attributable to noncontrolling interest	(3.9)		—		(3.9)	(5.7)	—		(5.7)
Net income attributable to Hertz Global Holdings, Inc. and Subsidiaries’ common stockholders	$3.9		$45.7		$49.6	$51.2	$45.2		$96.4

	Six Months Ended June 30, 2009					Six Months Ended June 30, 2008
	As				As	As			As
	Reported		Adjustments		Adjusted	Reported	Adjustments		Adjusted
Total revenues	$3,319.4		$—		$3,319.4	$4,314.4	$—		$4,314.4

Expenses:
Direct operating	1,943.9		(80.2	)(a)	1,863.7	2,450.1	(80.1	)(a)	2,370.0
Depreciation of revenue earning equipment	969.2		(9.7	)(b)	959.5	1,063.7	(9.6	)(b)	1,054.1
Selling, general and administrative	308.2		(29.7	)(c)	278.5	361.4	(8.7	)(c)	352.7
Interest expense	329.0		(72.7	)(d)	256.3	417.1	(36.2	)(d)	380.9
Interest and other income, net	(51.6)		48.5	(e)	(3.1)	(15.0)	—		(15.0)
Total expenses	3,498.7		(143.8)		3,354.9	4,277.3	(134.6)		4,142.7
Income (loss) before income taxes	(179.3)		143.8		(35.5)	37.1	134.6		171.7
Benefit (provision) for taxes on income	26.7	(f)	(14.6	)(g)	12.1	(33.1)	(25.3	)(g)	(58.4)
Net income (loss)	(152.6)		129.2		(23.4)	4.0	109.3		113.3
Less: Net income attributable to noncontrolling interest	(7.0)		—		(7.0)	(10.5)	—		(10.5)
Net income (loss) attributable to Hertz Global Holdings, Inc. and Subsidiaries’ common stockholders	$(159.6)		$129.2		$(30.4)	$(6.5)	$109.3		$102.8

(a)    Represents the increase in amortization of other intangible assets, depreciation of property and equipment and accretion of certain revalued liabilities relating to purchase accounting.  For the three months ended June 30, 2009 and 2008, also includes restructuring and restructuring related charges of $24.5 million and $28.8 million, respectively.  For the six months ended June 30, 2009 and 2008, also includes restructuring and restructuring related charges of $47.0 million and $38.5 million, respectively.   For the three and six months ended June 30, 2009, also includes gasoline hedge gains of $3.9 million and $4.9 million, respectively.  For the three and six months ended June 30, 2008, also includes vacation accrual adjustments of $(0.7) million and $2.4 million, respectively.

(b)    Represents the increase in depreciation of revenue earning equipment based upon its revaluation relating to purchase accounting.

(c)    Represents an increase in depreciation of property and equipment relating to purchase accounting. For the three months ended June 30, 2009 and 2008, also includes restructuring and restructuring related charges of $8.8 million and $11.3 million, respectively.  For the six months ended June 30, 2009 and 2008, also includes restructuring and related charges of $24.7 million and $24.7 million, respectively.  For all periods presented, also includes other adjustments which are detailed in Table 5.

(d)    Represents non-cash debt charges relating to the amortization of deferred debt financing costs and debt discounts.  For the three and six months ended June 30, 2009, also includes $22.3 million and $29.8 million, respectively, associated with the amortization of amounts pertaining to the de-designation of our interest rate swaps.  For the three and six months ended June 30, 2008, also includes $2.7 million and $5.0 million, respectively, associated with the ineffectiveness of our interest rate swaps.

(e)    Represents a gain (net of transaction costs) recorded in connection with the buyback of portions of our Senior Notes and Senior Subordinated Notes during the three months ended June 30, 2009.

(f)    For the three and six months ended June 30, 2009, reflects a lower tax provision and higher tax benefit, respectively, on decreased income before income tax partially offset by the non-recognition of losses in certain non-U.S. jurisdictions.  In addition, the tax benefits for the three and six months ended June 30, 2009 were limited in accordance with interperiod accounting rules for income taxes.

(g)    Represents a provision for income taxes derived utilizing a normalized income tax rate (34% for 2009 and 2008).

Table 3

HERTZ GLOBAL HOLDINGS, INC.

SEGMENT AND OTHER  INFORMATION

(In millions, except per share amounts)

Unaudited

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Revenues:
Car rental	$1,474.7	$1,830.2	$2,757.6	$3,456.3
Equipment rental	277.0	443.3	556.5	854.3
Other reconciling items	2.8	1.8	5.3	3.8
	$1,754.5	$2,275.3	$3,319.4	$4,314.4

Depreciation of property and equipment:
Car rental	$31.1	$34.2	$58.4	$64.6
Equipment rental	9.7	10.4	19.0	21.1
Other reconciling items	1.6	1.4	3.1	3.1
	$42.4	$46.0	$80.5	$88.8

Amortization of other intangible assets:
Car rental	$9.2	$8.7	$16.6	$17.0
Equipment rental	8.2	8.1	16.3	16.2
Other reconciling items	0.2	—	0.2	—
	$17.6	$16.8	$33.1	$33.2

Income (loss) before income taxes:
Car rental	$80.3	$129.4	$(9.9)	$123.6
Equipment rental	(1.7)	52.2	(26.5)	91.6
Other reconciling items	(47.9)	(88.6)	(142.9)	(178.1)
	$30.7	$93.0	$(179.3)	$37.1

Corporate EBITDA (a):
Car rental	$173.6	$180.8	$162.7	$246.2
Equipment rental	118.2	197.7	231.1	378.8
Other reconciling items	(11.1)	(0.2)	(21.2)	(21.5)
	$280.7	$378.3	$372.6	$603.5

Adjusted pre-tax income (loss) (a):
Car rental	$143.5	$149.4	$110.0	$188.7
Equipment rental	24.7	85.5	25.4	144.8
Other reconciling items	(87.1)	(80.2)	(170.9)	(161.8)
	$81.1	$154.7	$(35.5)	$171.7

Adjusted net income (loss) (a):
Car rental	$94.7	$98.6	$72.6	$124.5
Equipment rental	16.3	56.4	16.8	95.6
Other reconciling items	(61.4)	(58.6)	(119.8)	(117.3)
	$49.6	$96.4	$(30.4)	$102.8

Pro forma diluted number of shares outstanding (a)	407.7	325.5	407.7	325.5

Adjusted diluted earnings (loss) per share (a)	$0.12	$0.30	$(0.07)	$0.32

(a)                        Represents a non-GAAP measure, see the accompanying reconciliations and definitions.

Note:         “Other Reconciling Items” includes general corporate expenses, certain interest expense (including net interest on corporate debt), as well as other business activities such as our third-party claim management services.  See Tables 5 and 6.

Table 4

HERTZ GLOBAL HOLDINGS, INC.

SELECTED OPERATING AND FINANCIAL DATA

Unaudited

	Three	Percent	Six	Percent
	Months	change	Months	change
	Ended, or as	from	Ended, or as	from
	of June 30,	prior year	of June 30,	prior year
	2009	period	2009	period

Selected Car Rental Operating Data

Worldwide number of transactions (in thousands)	6,368	(14.6)%	11,910	(15.1)%
Domestic	4,629	(14.5)%	8,671	(15.9)%
International	1,739	(14.9)%	3,239	(12.6)%

Worldwide transaction days (in thousands)	29,364	(11.8)%	55,839	(12.1)%
Domestic	20,047	(10.8)%	38,458	(12.1)%
International	9,317	(13.7)%	17,381	(12.1)%

Worldwide rental rate revenue per transaction day (a)	$42.50	(1.7)%	$42.23	(2.5)%
Domestic	$41.56	(1.3)%	$41.68	(2.1)%
International (b)	$44.53	(2.3)%	$43.44	(3.2)%

Worldwide average number of company-operated cars during period	405,400	(14.7)%	393,200	(13.8)%
Domestic	270,700	(14.3)%	265,400	(14.5)%
International	134,700	(15.3)%	127,800	(12.5)%

Worldwide revenue earning equipment, net (in millions)	$7,363.3	(22.5)%	$7,363.3	(22.5)%

Selected Worldwide Equipment Rental Operating Data

Rental and rental related revenue (in millions) (a) (b)	$245.7	(34.5)%	$502.0	(31.1)%
Same store revenue growth, including initiatives (a) (b)	(29.3)%	N/M	(26.1)%	N/M
Average acquisition cost of revenue earning equipment operated during period (in millions)	$2,841.7	(18.3)%	$2,911.3	(16.3)%
Revenue earning equipment, net (in millions)	$1,945.4	(25.2)%	$1,945.4	(25.2)%

Other Financial Data (in millions)

Cash flows provided by operating activities (c)	$513.9	(14.8)%	$698.4	(30.8)%
Levered after-tax cash flow before fleet growth (a)	675.5	801.9%	377.9	(4.5)%
Levered after-tax cash flow after fleet growth (a)	(154.3)	N/M	(191.0)	N/M
Total net cash flow (a)	(128.0)	(86.1)%	632.8	N/M
EBITDA (a)	731.8	(17.4)%	1,225.2	(24.1)%
Corporate EBITDA (a)	280.7	(25.8)%	372.6	(38.3)%

Selected Balance Sheet Data (in millions)

	June 30,	December 31,
	2009	2008
Cash and equivalents	$570.9	$594.3
Total revenue earning equipment, net	9,308.7	8,691.5
Total assets	15,650.0	16,451.4
Total debt	9,795.8	10,972.3
Net corporate debt (a)	4,008.0	3,817.0
Net fleet debt (a)	5,028.4	5,829.6
Total net debt (a)	9,036.4	9,646.6
Total stockholders’ equity	1,793.1	1,488.3

(a)    Represents a non-GAAP measure, see the accompanying reconciliations and definitions.

(b)    Based on 12/31/08 foreign exchange rates.

(c)    See Table 9 footnote (a) and footnote (3) on page 5.

N/M Percentage change not meaningful.

Table 5

HERTZ GLOBAL HOLDINGS, INC.

RECONCILIATION OF GAAP TO NON-GAAP EARNINGS MEASURES

(In millions, except per share amounts)

Unaudited

ADJUSTED PRE-TAX INCOME (LOSS) AND  ADJUSTED NET INCOME (LOSS)

	Three Months Ended June 30, 2009				Three Months Ended June 30, 2008
			Other				Other
	Car	Equipment	Reconciling		Car	Equipment	Reconciling
	Rental	Rental	Items	Total	Rental	Rental	Items	Total
Total revenues:	$1,474.7	$277.0	$2.8	$1,754.5	$1,830.2	$443.3	$1.8	$2,275.3
Expenses:
Direct operating and selling, general and administrative	920.6	189.8	19.7	1,130.1	1,145.5	281.4	19.6	1,446.5
Depreciation of revenue earning equipment	404.2	75.2	—	479.4	448.2	81.7	—	529.9
Interest expense	70.2	13.7	80.0	163.9	108.7	28.3	73.8	210.8
Interest and other income, net	(0.6)	—	(49.0)	(49.6)	(1.6)	(0.3)	(3.0)	(4.9)
Total expenses	1,394.4	278.7	50.7	1,723.8	1,700.8	391.1	90.4	2,182.3
Income (loss) before income taxes	80.3	(1.7)	(47.9)	30.7	129.4	52.2	(88.6)	93.0
Adjustments:
Purchase accounting (a):
Direct operating and selling, general and administrative	9.9	8.8	0.7	19.4	10.3	9.0	0.5	19.8
Depreciation of revenue earning equipment	—	2.4	—	2.4	—	4.6	—	4.6
Non-cash debt charges (b)	34.9	2.3	10.5	47.7	15.8	2.7	3.2	21.7
Restructuring charges (c)	9.8	12.8	(0.6)	22.0	12.5	16.7	3.5	32.7
Restructuring related charges (c)	8.6	0.1	2.6	11.3	5.7	0.5	1.2	7.4
Vacation accrual adjustment (c)	—	—	—	—	(0.5)	(0.2)	—	(0.7)
Gasoline hedge gain (d)	—	—	(3.9)	(3.9)	—	—	—	—
Unrealized gain on derivative (e)	—	—	—	—	(9.0)	—	—	(9.0)
Realized gain on derivative (e)	—	—	—	—	(14.8)	—	—	(14.8)
Gain on debt buyback (f)	—	—	(48.5)	(48.5)	—	—	—	—
Adjusted pre-tax income (loss)	143.5	24.7	(87.1)	81.1	149.4	85.5	(80.2)	154.7
Assumed (provision) benefit for income taxes of 34%	(48.8)	(8.4)	29.6	(27.6)	(50.8)	(29.1)	27.3	(52.6)
Noncontrolling interest	—	—	(3.9)	(3.9)	—	—	(5.7)	(5.7)
Adjusted net income (loss)	$94.7	$16.3	$(61.4)	$49.6	$98.6	$56.4	$(58.6)	$96.4

Pro forma diluted number of shares outstanding				407.7				325.5

Adjusted diluted earnings per share				$0.12				$0.30

	Six Months Ended June 30, 2009				Six Months Ended June 30, 2008
			Other				Other
	Car	Equipment	Reconciling		Car	Equipment	Reconciling
	Rental	Rental	Items	Total	Rental	Rental	Items	Total
Total revenues:	$2,757.6	$556.5	$5.3	$3,319.4	$3,456.3	$854.3	$3.8	$4,314.4
Expenses:
Direct operating and selling, general and administrative	1,825.8	380.9	45.4	2,252.1	2,237.6	533.0	40.9	2,811.5
Depreciation of revenue earning equipment	795.3	173.9	—	969.2	895.5	168.2	—	1,063.7
Interest expense	147.9	28.3	152.8	329.0	203.2	62.4	151.5	417.1
Interest and other income, net	(1.5)	(0.1)	(50.0)	(51.6)	(3.6)	(0.9)	(10.5)	(15.0)
Total expenses	2,767.5	583.0	148.2	3,498.7	3,332.7	762.7	181.9	4,277.3
Income (loss) before income taxes	(9.9)	(26.5)	(142.9)	(179.3)	123.6	91.6	(178.1)	37.1
Adjustments:
Purchase accounting (a):
Direct operating and selling, general and administrative	19.3	17.6	1.2	38.1	20.7	17.9	1.0	39.6
Depreciation of revenue earning equipment	—	9.7	—	9.7	(0.1)	9.7	—	9.6
Non-cash debt charges (b)	54.2	4.6	13.9	72.7	24.4	5.4	6.4	36.2
Restructuring charges (c)	24.9	19.8	6.8	51.5	28.3	18.4	5.6	52.3
Restructuring related charges (c)	17.2	0.2	2.8	20.2	7.8	1.2	1.9	10.9
Vacation accrual adjustment (c)	—	—	—	—	1.8	0.6	0.1	2.5
Gasoline hedge gain (d)	—	—	(4.9)	(4.9)	—	—	—	—
Unrealized gain on derivative (e)	—	—	—	—	(3.0)	—	—	(3.0)
Realized gain on derivative (e)	—	—	—	—	(14.8)	—	—	(14.8)
Third party bankruptcy reserve (e)	4.3	—	—	4.3	—	—	—	—
Management transition costs (e)	—	—	0.7	0.7	—	—	1.3	1.3
Gain on debt buyback (f)	—	—	(48.5)	(48.5)	—	—	—	—
Adjusted pre-tax income (loss)	110.0	25.4	(170.9)	(35.5)	188.7	144.8	(161.8)	171.7
Assumed (provision) benefit for income taxes of 34%	(37.4)	(8.6)	58.1	12.1	(64.2)	(49.2)	55.0	(58.4)
Noncontrolling interest	—	—	(7.0)	(7.0)	—	—	(10.5)	(10.5)
Adjusted net income (loss)	$72.6	$16.8	$(119.8)	$(30.4)	$124.5	$95.6	$(117.3)	$102.8

Pro forma diluted number of shares outstanding				407.7				325.5

Adjusted diluted earnings (loss) per share				$(0.07)				$0.32

(a)          Represents the purchase accounting effects of the acquisition of all of Hertz’s common stock on December 21, 2005, and any subsequent acquisitions on our results of operations relating to increased depreciation and amortization of tangible and intangible assets and accretion of revalued workers’ compensation and public liability and property damage liabilities.

(b)         Represents non-cash debt charges relating to the amortization of deferred debt financing costs and debt discounts.  For the three and six months ended June 30, 2009, also includes $22.3 million and $29.8 million, respectively, associated with the amortization of amounts pertaining to the de-designation of our interest rate swaps.  For the three and six months ended June 30, 2008, also includes $2.7 million and $5.0 million, respectively, associated with the ineffectiveness of our interest rate swaps.

(c)          Amounts are included within direct operating and selling, general and administrative expense in our statement of operations.

(d)         Amounts are included within direct operating expense in our statement of operations.

(e)          Amounts are included within selling, general and administrative expense in our statement of operations.

(f)            Amounts are included within interest and other income, net in our statement of operations.

Table 6

HERTZ GLOBAL HOLDINGS, INC.

RECONCILIATION OF GAAP TO NON-GAAP EARNINGS MEASURES

(In millions)

Unaudited

EBITDA, CORPORATE EBITDA, UNLEVERED PRE-TAX CASH FLOW,

LEVERED AFTER-TAX CASH FLOW BEFORE  FLEET GROWTH AND AFTER FLEET GROWTH

	Three Months Ended June 30, 2009				Three Months Ended June 30, 2008
			Other				Other
	Car	Equipment	Reconciling		Car	Equipment	Reconciling
	Rental	Rental	Items	Total	Rental	Rental	Items	Total

Income (loss) before income taxes	$80.3	$(1.7)	$(47.9)	$30.7	$129.4	$52.2	$(88.6)	$93.0
Depreciation, amortization and other purchase accounting	446.4	93.3	2.5	542.2	491.1	100.2	1.4	592.7
Interest, net of interest income	69.6	13.7	79.5	162.8	107.1	28.0	70.8	205.9
Noncontrolling interest	—	—	(3.9)	(3.9)	—	—	(5.7)	(5.7)
EBITDA	596.3	105.3	30.2	731.8	727.6	180.4	(22.1)	885.9
Adjustments:
Car rental fleet interest	(71.4)	—	—	(71.4)	(108.3)	—	—	(108.3)
Car rental fleet depreciation	(404.2)	—	—	(404.2)	(448.2)	—	—	(448.2)
Non-cash expenses and charges (a)	34.5	—	9.1	43.6	6.8	0.3	17.2	24.3
Extraordinary, unusual or non-recurring gains and losses (b)	18.4	12.9	(50.4)	(19.1)	2.9	17.0	4.7	24.6
Corporate EBITDA	$173.6	$118.2	$(11.1)	280.7	$180.8	$197.7	$(0.2)	378.3
Equipment rental maintenance capital expenditures, net				(70.8)				(73.4)
Non-fleet capital expenditures, net				(33.4)				(47.0)
Changes in working capital				161.6				(17.8)
Changes in other assets and liabilities				413.1				(70.1)
Unlevered pre-tax cash flow (c)				751.2				170.0
Corporate net cash interest				(69.5)				(89.1)
Corporate cash taxes				(6.2)				(6.0)
Levered after-tax cash flow before fleet growth (c)				675.5				74.9
Equipment rental fleet growth capital expenditures				61.3				34.2
Car rental net fleet equity requirement				(891.1)				195.9
Levered after-tax cash flow after fleet growth (c)				$(154.3)				$305.0

	Six Months Ended June 30, 2009				Six Months Ended June 30, 2008
			Other				Other
	Car	Equipment	Reconciling		Car	Equipment	Reconciling
	Rental	Rental	Items	Total	Rental	Rental	Items	Total

Income (loss) before income taxes	$(9.9)	$(26.5)	$(142.9)	$(179.3)	$123.6	$91.6	$(178.1)	$37.1
Depreciation, amortization and other purchase accounting	872.2	209.4	4.0	1,085.6	977.1	205.5	3.1	1,185.7
Interest, net of interest income	146.4	28.2	151.3	325.9	199.6	61.5	141.0	402.1
Noncontrolling interest	—	—	(7.0)	(7.0)	—	—	(10.5)	(10.5)
EBITDA	1,008.7	211.1	5.4	1,225.2	1,300.3	358.6	(44.5)	1,614.4
Adjustments:
Car rental fleet interest	(150.5)	—	—	(150.5)	(202.3)	—	—	(202.3)
Car rental fleet depreciation	(795.3)	—	—	(795.3)	(895.5)	—	—	(895.5)
Non-cash expenses and charges (a)	53.4	—	16.5	69.9	20.6	—	14.1	34.7
Extraordinary, unusual or non-recurring gains and losses (b)	46.4	20.0	(43.1)	23.3	23.1	20.2	8.9	52.2
Corporate EBITDA	$162.7	$231.1	$(21.2)	372.6	$246.2	$378.8	$(21.5)	603.5
Equipment rental maintenance capital expenditures, net				(159.8)				(151.5)
Non-fleet capital expenditures, net				(35.0)				(94.3)
Changes in working capital				173.2				331.3
Changes in other assets and liabilities				186.9				(95.2)
Unlevered pre-tax cash flow (c)				537.9				593.8
Corporate net cash interest				(146.0)				(183.2)
Corporate cash taxes				(14.0)				(14.9)
Levered after-tax cash flow before fleet growth (c)				377.9				395.7
Equipment rental fleet growth capital expenditures				235.0				86.6
Car rental net fleet equity requirement				(803.9)				(410.0)
Levered after-tax cash flow after fleet growth (c)				$(191.0)				$72.3

Table 6 (pg. 2)

(a) As defined in the credit agreements for the senior credit facilities, Corporate EBITDA excludes the impact of certain non-cash expenses and charges. The adjustments reflect the following:

	Three Months Ended June 30, 2009				Three Months Ended June 30, 2008
			Other				Other
	Car	Equipment	Reconciling		Car	Equipment	Reconciling
	Rental	Rental	Items	Total	Rental	Rental	Items	Total
NON-CASH EXPENSES AND CHARGES

Non-cash amortization of debt costs included in car rental fleet interest	$34.5	$—	$—	$34.5	$15.4	$—	$—	$15.4
Non-cash stock-based employee compensation charges	—	—	9.1	9.1	—	—	7.5	7.5
Non-cash charges for workers’ compensation	—	—	—	—	0.4	0.3	—	0.7
Non-cash charges for pension	—	—	—	—	—	—	4.5	4.5
Non-cash charges for public liability and property damage	—	—	—	—	—	—	5.2	5.2
Unrealized gain on derivative	—	—	—	—	(9.0)	—	—	(9.0)
Total non-cash expenses and charges	$34.5	$—	$9.1	$43.6	$6.8	$0.3	$17.2	$24.3

	Six Months Ended June 30, 2009				Six Months Ended June 30, 2008
			Other				Other
	Car	Equipment	Reconciling		Car	Equipment	Reconciling
	Rental	Rental	Items	Total	Rental	Rental	Items	Total
NON-CASH EXPENSES AND CHARGES

Non-cash amortization of debt costs included in car rental fleet interest	$53.4	$—	$—	$53.4	$23.6	$—	$—	$23.6
Non-cash stock-based employee compensation charges	—	—	16.5	16.5	—	—	13.5	13.5
Non-cash charges for workers’ compensation	—	—	—	—	—	—	—	—
Non-cash charges for pension	—	—	—	—	—	—	0.6	0.6
Unrealized gain on derivative	—	—	—	—	(3.0)	—	—	(3.0)
Total non-cash expenses and charges	$53.4	$—	$16.5	$69.9	$20.6	$—	$14.1	$34.7

(b) As defined in the credit agreements for the senior credit facilities, Corporate EBITDA excludes the impact of extraordinary, unusual or non-recurring gains or losses or charges or credits.The adjustments reflect the following:

	Three Months Ended June 30, 2009				Three Months Ended June 30, 2008
			Other				Other
	Car	Equipment	Reconciling		Car	Equipment	Reconciling
	Rental	Rental	Items	Total	Rental	Rental	Items	Total
EXTRAORDINARY, UNUSUAL OR NON-RECURRING ITEMS

Restructuring charges	$9.8	$12.8	$(0.6)	$22.0	$12.5	$16.7	$3.5	$32.7
Restructuring related charges	8.6	0.1	2.6	11.3	5.7	0.5	1.2	7.4
Vacation accrual adjustment	—	—	—	—	(0.5)	(0.2)	—	(0.7)
Realized gain on derivative	—	—	—	—	(14.8)	—	—	(14.8)
Gain on debt buyback	—	—	(48.5)	(48.5)	—	—	—	—
Gasoline hedge gain	—	—	(3.9)	(3.9)	—	—	—	—
Total extraordinary, unusual or non-recurring items	$18.4	$12.9	$(50.4)	$(19.1)	$2.9	$17.0	$4.7	$24.6

	Six Months Ended June 30, 2009				Six Months Ended June 30, 2008
			Other				Other
	Car	Equipment	Reconciling		Car	Equipment	Reconciling
	Rental	Rental	Items	Total	Rental	Rental	Items	Total
EXTRAORDINARY, UNUSUAL OR NON-RECURRING ITEMS

Restructuring charges	$24.9	$19.8	$6.8	$51.5	$28.3	$18.4	$5.6	$52.3
Restructuring related charges	17.2	0.2	2.8	20.2	7.8	1.2	1.9	10.9
Vacation accrual adjustment	—	—	—	—	1.8	0.6	0.1	2.5
Realized gain on derivative	—	—	—	—	(14.8)	—	—	(14.8)
Third-party bankruptcy reserve	4.3	—	—	4.3	—	—	—	—
Gain on debt buyback	—	—	(48.5)	(48.5)	—	—	—	—
Gasoline hedge gain	—	—	(4.9)	(4.9)	—	—	—	—
Management transition costs	—	—	0.7	0.7	—	—	1.3	1.3
Total extraordinary, unusual or non-recurring items	$46.4	$20.0	$(43.1)	$23.3	$23.1	$20.2	$8.9	$52.2

(c) Amounts include the effect of fluctuations in foreign currency.

Table 7

HERTZ GLOBAL HOLDINGS, INC.

RECONCILIATION OF GAAP TO NON-GAAP EARNINGS MEASURES

(In millions, except as noted)

Unaudited

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
RECONCILIATION FROM OPERATING CASH FLOWS TO EBITDA:

Net cash provided by operating activities (a)	$513.9	$603.2	$698.4	$1,008.7
Amortization of debt costs	(25.3)	(19.0)	(42.8)	(31.2)
Provision for losses on doubtful accounts	(8.3)	(7.3)	(16.6)	(13.3)
Unrealized gain on derivative	—	9.0	—	3.0
Gain on sale of property and equipment	—	2.2	1.3	7.6
Amortization and ineffectiveness of cash flow hedges	(22.4)	(2.7)	(29.9)	(5.0)
Stock-based employee compensation charges	(9.1)	(7.5)	(16.5)	(13.5)
Asset writedowns	(10.0)	(10.6)	(13.1)	(10.6)
Noncontrolling interest	(3.9)	(5.7)	(7.0)	(10.5)
Deferred income taxes	(12.5)	(33.6)	(19.7)	(20.8)
Provision for taxes on income	22.9	36.1	(26.7)	33.1
Interest expense, net of interest income	162.8	205.9	325.9	402.1
Net changes in assets and liabilities	123.7	115.9	371.9	264.8
EBITDA	$731.8	$885.9	$1,225.2	$1,614.4

	June 30, 2009	March 31, 2009	December 31, 2008	June 30, 2008	March 31, 2008	December 31, 2007	June 30, 2007
NET CORPORATE DEBT, NET FLEET DEBT AND TOTAL NET DEBT

Corporate Debt
Debt, less:	$9,795.8	$9,692.6	$10,972.3	$12,693.8	$11,635.1	$11,960.1	$12,452.5
U.S Fleet Debt and Pre-Acquisition Notes	3,370.2	3,679.5	4,254.5	4,698.0	4,522.4	4,603.5	5,198.2
International Fleet Debt	750.7	613.7	1,027.1	2,338.4	1,532.0	1,912.4	1,937.4
U.K. Leveraged Financing	242.6	138.7	167.8	311.1	121.9	222.7	—
Fleet Financing Facility	144.5	159.4	149.3	158.1	172.5	170.4	178.1
Canadian Fleet Financing Facility	53.0	72.7	111.6	245.0	133.4	155.4	223.4
International ABS Fleet Financing Facility	465.6	443.6	591.1	—	—	—	—
Other International Facilities	97.1	84.2	85.4	116.4	104.2	92.9	81.6
Fleet Debt	$5,123.7	$5,191.8	$6,386.8	$7,867.0	$6,586.4	$7,157.3	$7,618.7
Corporate Debt	$4,672.1	$4,500.8	$4,585.5	$4,826.8	$5,048.7	$4,802.8	$4,833.8

Corporate Restricted Cash
Restricted Cash, less:	$188.5	$323.4	$731.4	$161.4	$136.5	$661.0	$212.2
Restricted Cash Associated with Fleet Debt	(95.3)	(233.4)	(557.2)	(58.4)	(34.1)	(573.1)	(148.3)
Corporate Restricted Cash	$93.2	$90.0	$174.2	$103.0	$102.4	$87.9	$63.9

Net Corporate Debt
Corporate Debt, less:	$4,672.1	$4,500.8	$4,585.5	$4,826.8	$5,048.7	$4,802.8	$4,833.8
Cash and Equivalents	(570.9)	(557.1)	(594.3)	(811.4)	(728.9)	(730.2)	(401.6)
Corporate Restricted Cash	(93.2)	(90.0)	(174.2)	(103.0)	(102.4)	(87.9)	(63.9)
Net Corporate Debt	$4,008.0	$3,853.7	$3,817.0	$3,912.4	$4,217.4	$3,984.7	$4,368.3

Net Fleet Debt
Fleet Debt, less:	$5,123.7	$5,191.8	$6,386.8	$7,867.0	$6,586.4	$7,157.3	$7,618.7
Restricted Cash Associated with Fleet Debt	(95.3)	(233.4)	(557.2)	(58.4)	(34.1)	(573.1)	(148.3)
Net Fleet Debt	$5,028.4	$4,958.4	$5,829.6	$7,808.6	$6,552.3	$6,584.2	$7,470.4

Total Net Debt	$9,036.4	$8,812.1	$9,646.6	$11,721.0	$10,769.7	$10,568.9	$11,838.7

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
CAR RENTAL RATE REVENUE PER TRANSACTION DAY (b)

Car rental revenue per statement of operations (c)	$1,450.9	$1,795.8	$2,711.8	$3,393.8
Non-rental rate revenue (d)	(198.7)	(258.8)	(371.0)	(477.3)
Foreign currency adjustment	(4.3)	(98.3)	17.3	(166.6)
Rental rate revenue	$1,247.9	$1,438.7	$2,358.1	$2,749.9
Transactions days (in thousands)	29,364	33,277	55,839	63,516
Rental rate revenue per transaction day (in whole dollars)	$42.50	$43.23	$42.23	$43.29

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
EQUIPMENT RENTAL AND RENTAL RELATED REVENUE (b)

Equipment rental revenue per statement of operations	$276.8	$443.1	$556.1	$853.9
Equipment sales and other revenue	(29.7)	(50.9)	(55.9)	(92.6)
Foreign currency adjustment	(1.4)	(17.1)	1.8	(32.7)
Rental and rental related revenue	$245.7	$375.1	$502.0	$728.6

(a)   See Table 9 footnote (a) and footnote (3) on page 5.

(b)   Based on 12/31/08 foreign exchange rates.

(c)   Includes U.S. off-airport revenues of $233.4 million and $245.6 million for the three months ended June 30, 2009 and 2008, respectively, and $446.9 million and $479.5 million for the six months ended June 30, 2009 and 2008, respectively.

(d)   Consists of domestic revenues of $137.9 million and $182.9 million and international revenues of $60.8 million and $75.9 million for the three months ended June 30, 2009 and 2008, respectively, and domestic revenues of $261.6 million and $343.0 million and international revenues of $109.4 million and $134.3 million for the six months ended June 30, 2009 and 2008, respectively.

Table 8

HERTZ GLOBAL HOLDINGS, INC.

RECONCILIATION OF GAAP TO NON-GAAP EARNINGS MEASURES

(In millions)

Unaudited

EBITDA, CORPORATE EBITDA, UNLEVERED PRE-TAX CASH FLOW, LEVERED

AFTER-TAX CASH FLOW BEFORE FLEET GROWTH AND AFTER FLEET GROWTH

	Last Twelve	Six	Six
	Months Ended	Months Ended	Months Ended	Year Ended
	June 30,	June 30,	June 30,	December 31,
	2009	2009	2008	2008

Income (loss) before income taxes	$(1,599.2)	$(179.3)	$37.1	$(1,382.8)
Depreciation, amortization and other purchase accounting	2,333.2	1,085.6	1,185.7	2,433.3
Interest, net of interest income	769.0	325.9	402.1	845.2
Impairment charges	1,168.9	—	—	1,168.9
Noncontrolling interest	(17.3)	(7.0)	(10.5)	(20.8)
EBITDA	2,654.6	1,225.2	1,614.4	3,043.8
Adjustments:
Car rental fleet interest	(398.9)	(150.5)	(202.3)	(450.7)
Car rental fleet depreciation	(1,743.6)	(795.3)	(895.5)	(1,843.8)
Non-cash expenses and charges	148.2	69.9	34.7	113.0
Non-cash expenses and charges to arrive at LTM (a)	(0.3)	—	—	—
Extraordinary, unusual or non-recurring gains and losses	209.0	23.3	52.2	237.9
Corporate EBITDA	869.0	372.6	603.5	1,100.2
Equipment rental maintenance capital expenditures, net	(320.6)	(159.8)	(151.5)	(312.3)
Non-fleet capital expenditures, net	(45.5)	(35.0)	(94.3)	(104.8)
Changes in working capital	(164.9)	173.2	331.3	(6.8)
Changes in other assets and liabilities	(276.3)	186.9	(95.2)	(558.4)
Changes in other assets and liabilities to arrive at LTM (a)	0.3	—	—	—
Unlevered pre-tax cash flow (b)	62.0	537.9	593.8	117.9
Corporate net cash interest	(321.2)	(146.0)	(183.2)	(358.4)
Corporate cash taxes	(32.5)	(14.0)	(14.9)	(33.4)
Levered after-tax cash flow before fleet growth (b)	(291.7)	377.9	395.7	(273.9)
Equipment rental fleet growth capital expenditures	641.1	235.0	86.6	492.7
Car rental net fleet equity requirement	(445.0)	(803.9)	(410.0)	(51.1)
Levered after-tax cash flow after fleet growth (b)	$(95.6)	$(191.0)	$72.3	$167.7

Table 8 (pg. 2)

	Last Twelve	Six	Six
	Months Ended	Months Ended	Months Ended	Year Ended
	June 30,	June 30,	June 30,	December 31,
	2008	2008	2007	2007

Income before income taxes	$373.5	$37.1	$50.4	$386.8
Depreciation, amortization and other purchase accounting	2,343.1	1,185.7	1,085.7	2,243.1
Interest, net of interest income	856.4	402.1	421.1	875.4
Noncontrolling interest	(21.3)	(10.5)	(8.9)	(19.7)
EBITDA	3,551.7	1,614.4	1,548.3	3,485.6
Adjustments:
Car rental fleet interest	(441.9)	(202.3)	(188.2)	(427.8)
Car rental fleet depreciation	(1,768.1)	(895.5)	(822.8)	(1,695.4)
Non-cash expenses and charges	100.3	34.7	36.6	102.2
Non-cash expenses and charges to arrive at LTM (a)	4.7	—	—	—
Extraordinary, unusual or non-recurring gains and losses	94.2	52.2	34.9	76.9
Corporate EBITDA	1,540.9	603.5	608.8	1,541.5
Equipment rental maintenance capital expenditures, net	(300.1)	(151.5)	(124.2)	(272.8)
Non-fleet capital expenditures, net	(164.7)	(94.3)	(84.2)	(154.6)
Changes in working capital	(73.3)	331.3	638.0	233.4
Changes in other assets and liabilities	(139.0)	(95.2)	(33.5)	(77.3)
Changes in other assets and liabilities to arrive at LTM (a)	(4.7)	—	—	—
Unlevered pre-tax cash flow (b)	859.1	593.8	1,004.9	1,270.2
Corporate net cash interest	(382.1)	(183.2)	(200.7)	(399.6)
Corporate cash taxes	(35.4)	(14.9)	(7.8)	(28.3)
Levered after-tax cash flow before fleet growth (b)	441.6	395.7	796.4	842.3
Equipment rental fleet growth capital expenditures	(40.4)	86.6	(154.8)	(281.8)
Car rental net fleet equity requirement	54.7	(410.0)	(472.6)	(7.9)
Levered after-tax cash flow after fleet growth (b)	$455.9	$72.3	$169.0	$552.6

(a)          Adjustment necessary due to the nature of the calculation of non-cash expenses and charges where, on a quarterly basis the cash payments for a specific liability may exceed the related non-cash expense, but not on a cumulative last twelve month basis.

(b)         Amounts include the effect of fluctuations in foreign currency.

Table 9

HERTZ GLOBAL HOLDINGS, INC.

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

(In millions)

Unaudited

TOTAL NET CASH FLOW

	Three	Three	Six	Six
	Months Ended	Months Ended	Months Ended	Months Ended
	June 30,	June 30,	June 30,	June 30,
	2009	2008	2009	2008

Net cash provided by operating activities (a)	$513.9	$603.2	$698.4	$1,008.7
Net cash provided by (used in) investing activities (a)	(913.9)	(1,532.0)	83.0	(1,492.8)
Net change in restricted cash	(142.5)	25.0	(543.8)	(501.6)
Payment of financing costs	(5.3)	(6.0)	(6.8)	(10.5)
Payment of debt offering costs	(15.0)	—	(15.0)	—
Proceeds from exercise of stock options	1.8	0.8	2.7	5.6
Proceeds from employee stock purchase plan	0.6	—	1.4	—
Distributions to noncontrolling interest	(5.3)	(5.9)	(8.0)	(6.0)
Proceeds from sale of stock and conversion feature on debt	446.8	—	446.8	—
Proceeds from disgorgement of stockholder short-swing profits	—	—	—	0.1
Cash overdraft reclass	(9.1)	(5.7)	(25.9)	(19.6)

Total net cash flow	$(128.0)	$(920.6)	$632.8	$(1,016.1)

	Twelve	Six	Six
	Months Ended	Months Ended	Months Ended	Year Ended
	June 30,	June 30,	June 30,	December 31,
	2009	2009	2008	2008

Net cash provided by operating activities (a)	$2,233.9	$698.4	$1,008.7	$2,544.2
Net cash provided by (used in) investing activities (a)	(332.5)	83.0	(1,492.8)	(1,908.3)
Net change in restricted cash	29.6	(543.8)	(501.6)	71.8
Payment of financing costs	(57.5)	(6.8)	(10.5)	(61.2)
Payment of debt offering costs	(15.0)	(15.0)	—	—
Proceeds from exercise of stock options	3.9	2.7	5.6	6.8
Proceeds from employee stock purchase plan	1.4	1.4	—	—
Distributions to noncontrolling interest	(26.2)	(8.0)	(6.0)	(24.2)
Proceeds from sale of stock and conversion feature on debt	446.8	446.8	—	—
Proceeds from disgorgement of stockholder short-swing profits	(0.1)	—	0.1	—
Cash overdraft reclass	(42.3)	(25.9)	(19.6)	(36.0)

Total net cash flow	$2,242.0	$632.8	$(1,016.1)	$593.1

	Twelve	Six	Six
	Months Ended	Months Ended	Months Ended	Year Ended
	June 30,	June 30,	June 30,	December 31,
	2008	2008	2007	2007

Net cash provided by operating activities (a)	$2,733.3	$1,008.7	$1,080.1	$2,804.7
Net cash used in investing activities (a)	(2,096.1)	(1,492.8)	(1,455.5)	(2,058.8)
Net change in restricted cash	(54.9)	(501.6)	(340.8)	105.9
Payment of financing costs	(37.5)	(10.5)	(12.9)	(39.9)
Proceeds from exercise of stock options	7.7	5.6	3.5	5.6
Distributions to noncontrolling interest	(16.0)	(6.0)	(3.5)	(13.5)
Proceeds from disgorgement of stockholder short-swing profits	0.2	0.1	4.7	4.8
Cash overdraft reclass	(23.6)	(19.6)	43.0	39.0

Total net cash flow	$513.1	$(1,016.1)	$(681.4)	$847.8

(a)

We have revised our consolidated statements of cash flows to exclude the impact of non-cash purchases and sales of revenue earning equipment and property and equipment which were included in “accounts payable” or “receivables” at the end of the period. Also see Footnote (3) on page 5. A summary of these revisions in the consolidated statements of cash flows is as follows:

		Twelve	Six	Three		Six
	Year Ended	Months Ended	Months Ended	Months Ended	Year Ended	Months Ended
	December 31,	June 30,	June 30,	June 30,	December 31,	June 30,
	2008	2008	2008	2008	2007	2007

Net cash provided by operating activities:
As previously reported	$2,095.5	$2,726.5	$1,836.5	$708.3	$3,089.5	$2,199.5
As revised	$2,544.2	$2,733.3	$1,008.7	$603.2	$2,804.7	$1,080.1

Net cash used in investing activities:
As previously reported	$(1,459.6)	$(2,089.3)	$(2,320.6)	$(1,637.1)	$(2,343.6)	$(2,574.9)
As revised	$(1,908.3)	$(2,096.1)	$(1,492.8)	$(1,532.0)	$(2,058.8)	$(1,455.5)

Exhibit 1

Non-GAAP Measures: Definitions and Use/Importance

Hertz Global Holdings, Inc. (“Hertz Holdings”) is our top-level holding company.  The Hertz Corporation (“Hertz”) is our primary operating company.  The term “GAAP” refers to accounting principles generally accepted in the United States of America.

Definitions of non-GAAP measures utilized in Hertz Holdings’ July 28, 2009 Press Release are set forth below. Also set forth below is a summary of the reasons why management of Hertz Holdings and Hertz believes that the presentation of the non-GAAP financial measures included in the Press Release provide useful information regarding Hertz Holdings’ and Hertz’s financial condition and results of operations and additional purposes, if any, for which management of Hertz Holdings and Hertz utilize the non-GAAP measures.

1. Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”), Corporate EBITDA and Corporate EBITDA Retention

We present EBITDA and Corporate EBITDA to provide investors with supplemental measures of our operating performance and liquidity and, in the case of Corporate EBITDA, information utilized in the calculation of the financial covenants under Hertz’s senior credit facilities. EBITDA is defined as consolidated net income before net interest expense, consolidated income taxes and consolidated depreciation and amortization. Corporate EBITDA differs from the term “EBITDA” as it is commonly used. Corporate EBITDA means “EBITDA” as that term is defined under Hertz’s senior credit facilities, which is generally consolidated net income before net interest expense (other than interest expense relating to certain car rental fleet financing), consolidated income taxes, consolidated depreciation (other than depreciation related to the car rental fleet) and amortization and before certain other items, in each case as more fully defined in the agreements governing Hertz’s senior credit facilities. The other items excluded in this calculation include, but are not limited to: non-cash expenses and charges; extraordinary, unusual or non-recurring gains or losses; gains or losses associated with the sale or write-down of assets not in the ordinary course of business; and earnings to the extent of cash dividends or distributions paid from non-controlled affiliates. Further, the covenants in Hertz’s senior credit facilities are calculated using Corporate EBITDA for the most recent four fiscal quarters as a whole. As a result, the measure can be disproportionately affected by a particularly strong or weak quarter. Further, it may not be comparable to the measure for any subsequent four-quarter period or for any complete fiscal year.  Corporate EBITDA retention is calculated as one minus the year over year change in Corporate EBITDA divided by the year over year change in revenue; see Table 3 for amounts utilized in the calculation.

Management uses EBITDA and Corporate EBITDA as performance and cash flow metrics for internal monitoring and planning purposes, including the preparation of our annual operating budget and monthly operating reviews, as well as to facilitate analysis of investment decisions. In addition, both metrics are important to allow us to evaluate profitability and make performance trend comparisons between us and our competitors. Further, we believe EBITDA and Corporate EBITDA are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industries.

EBITDA is also used by management and investors to evaluate our operating performance exclusive of financing costs and depreciation policies. Further, because we have two business segments that are financed differently and have different underlying depreciation characteristics, EBITDA enables investors to isolate the effects on profitability of operating metrics such as revenue, operating expenses and selling, general and administrative expenses. In addition to its use to monitor performance trends, EBITDA provides a comparative metric to management and investors that is consistent across companies with different capital structures and depreciation policies. This enables management and investors to compare our performance on a consolidated basis and on a segment basis to that of our peers. In addition, our management uses consolidated EBITDA as a proxy for cash flow available to finance fleet expenditures and the costs of our capital structure on a day-to-day basis so that we can more easily monitor our cash flows when a full statement of cash flows is not available.

Corporate EBITDA also serves as an important measure of our performance. Corporate EBITDA for our car rental segment enables us to assess our operating performance inclusive of fleet management performance, depreciation assumptions and the cost of financing our fleet. In addition, Corporate EBITDA for our car rental segment allows us to compare our performance, inclusive of fleet mix and financing decisions, to the performance of our competitors. Since most of our competitors utilize asset-backed fleet debt to finance fleet acquisitions, this measure is relevant for evaluating our operating efficiency inclusive of our fleet acquisition and utilization. For our equipment rental segment, Corporate EBITDA provides an appropriate measure of performance because the investment in our equipment fleet is longer-term in nature than for our car rental segment and therefore Corporate EBITDA allows management to assess operating performance exclusive of interim changes in depreciation assumptions. Further, unlike our car rental segment, our equipment rental fleet is not financed through separate securitization-based fleet financing facilities, but rather through our corporate debt. Corporate EBITDA for our equipment rental segment is a key measure used to make investment decisions because it enables us to evaluate return on investments. For both segments, Corporate EBITDA provides a relevant profitability metric for use in comparison of our performance against our public peers, many of whom publicly disclose a comparable metric. In addition, we believe that investors, analysts and rating agencies consider EBITDA and Corporate EBITDA useful in measuring our ability to meet our debt service obligations and make capital expenditures. Several of Hertz’s material debt covenants are based on financial ratios utilizing Corporate EBITDA and non-compliance with those covenants could result in the requirement to immediately repay all amounts outstanding under those agreements, which could have a material adverse effect on our results of operations, financial position and cash flows.

EBITDA and Corporate EBITDA are not recognized measurements under GAAP. When evaluating our operating performance or liquidity, investors should not consider EBITDA and Corporate EBITDA in isolation of, or as a substitute for, measures of our financial performance and liquidity as determined in accordance with GAAP, such as net income, operating income or net cash provided by operating activities. EBITDA and Corporate EBITDA may have material limitations as performance measures because they exclude items that are necessary elements of our costs and operations. Because other companies may calculate EBITDA and Corporate EBITDA differently than we do, EBITDA may not be, and Corporate EBITDA as presented is not, comparable to similarly titled measures reported by other companies.

Borrowings under Hertz’s senior credit facilities are a key source of our liquidity. Hertz’s ability to borrow under these senior credit facilities depends upon, among other things, the maintenance of a sufficient borrowing base and compliance with the financial ratio covenants based on Corporate EBITDA set forth in the credit agreements for Hertz’s senior credit facilities. Hertz’s senior term loan facility requires the maintenance of a specified consolidated leverage ratio and a consolidated interest expense coverage ratio based on Corporate EBITDA, while its senior asset-based loan facility requires that a specified consolidated leverage ratio and consolidated fixed charge coverage ratio be maintained for periods during which there is less than $200 million of available borrowing capacity under the senior asset-based loan facility. These financial covenants became applicable to Hertz beginning September 30, 2006, reflecting the four quarter period ending thereon. Failure to comply with these financial ratio covenants would result in a default under the credit agreements for Hertz’s senior credit facilities and, absent a waiver or an amendment from the lenders, permit the acceleration of all outstanding borrowings under the senior credit facilities. As of June 30, 2009, we performed the calculations associated with the above noted financial covenants and determined that Hertz is in compliance with such covenants.

2. Adjusted Pre-Tax Income and Profit Retention

Adjusted pre-tax income is calculated as income before income taxes and noncontrolling interest plus non-cash purchase accounting charges, non-cash debt charges relating to the amortization of debt financing costs and debt discounts and certain one-time charges and non-operational items. Adjusted pre-tax profit retention is calculated as one minus the year over year change in adjusted pre-tax income divided by the year over year change in revenue; see Table 5 for amounts utilized in the calculation.  Adjusted pre-tax income is important to management because it allows management to assess operational performance of our business, exclusive of the items mentioned above.  It also allows management to assess the performance of the entire business on the same basis as the segment measure of profitability.  Management believes that it is important to investors for the same reasons it is important to management and because it allows them to assess the operational performance of the Company on the same basis that management uses internally.

3. Adjusted Net Income

Adjusted net income is calculated as adjusted pre-tax income less a provision for income taxes derived utilizing a normalized income tax rate (34% in 2009 and 2008) and noncontrolling interest. The normalized income tax rate is management’s estimate of our long-term tax rate.  Adjusted net income is important to management and investors because it represents our operational performance exclusive of the effects of purchase accounting, non-cash debt charges, one-time charges and items that are not operational in nature or comparable to those of our competitors.

4. Adjusted Diluted Earnings Per Share

Adjusted diluted earnings per share is calculated as adjusted net income divided by, for 2009, the normalized year end share count of 407.7 million and for 2008, the actual diluted weighted average number of shares outstanding for the year ended December 31, 2007 of 325.5 million. Adjusted diluted earnings per share is important to management and investors because it represents a measure of our operational performance exclusive of the effects of purchase accounting adjustments, non-cash debt charges, one-time charges and items that are not operational in nature or comparable to those of our competitors.

5. Transaction Days

Transaction days represent the total number of days that vehicles were on rent in a given period.

6. Car Rental Rate Revenue,  Rental Rate Revenue Per Transaction Day and Rental Rate Revenue Per Transaction

Car rental rate revenue consists of all revenue, net of discounts, associated with the rental of cars including charges for optional insurance products, but excluding revenue derived from fueling and concession and other expense pass-throughs, NeverLost units in the U.S. and certain ancillary revenue. Rental rate revenue per transaction day is calculated as total rental rate revenue, divided by the total number of transaction days, with all periods adjusted to eliminate the effect of fluctuations in foreign currency. Rental rate revenue per transaction is calculated as total rental rate revenue, divided by the total number of transactions, with all periods adjusted to eliminate the effects of fluctuations in foreign currency.  Our management believes eliminating the effect of fluctuations in foreign currency is appropriate so as not to affect the comparability of underlying trends.  These statistics are important to management and investors as they represents the best measurements of the changes in underlying pricing in the car rental business and encompasses the elements in car rental pricing that management has the ability to control.  The optional insurance products are packaged within certain negotiated corporate, government and membership programs and within certain retail rates being charged.  Based upon these existing programs and rate packages, management believes that these optional insurance products should be consistently included in the daily pricing of car rental transactions.  On the other hand, non-rental rate revenue items such as refueling and concession pass-through expense items are driven by factors beyond the control of management (i.e. the price of fuel and the concession fees charged by airports).   Additionally, NeverLost units are an optional revenue product which management does not consider to be part of their daily pricing of car rental transactions.

7. Equipment Rental and Rental Related Revenue

Equipment rental and rental related revenue consists of all revenue, net of discounts, associated with the rental of equipment including charges for delivery, loss damage waivers and fueling, but excluding revenue arising from the sale of equipment, parts and supplies and certain other ancillary revenue. Rental and rental related revenue is adjusted in all periods to eliminate the effect of fluctuations in foreign currency. Our management believes eliminating the effect of fluctuations in foreign currency is appropriate so as not to affect the comparability of underlying trends. This statistic is important to our management and to investors as it is utilized in the measurement of rental revenue generated per dollar invested in fleet on an annualized basis and is comparable with the reporting of other industry participants.

8. Same Store Revenue Growth

Same store revenue growth represents the change in the current period total same store revenue over the prior period total same store revenue as a percentage of the prior period. The same store revenue amounts are adjusted in all periods to eliminate the effect of fluctuations in foreign currency. Our management believes eliminating the effect of fluctuations in foreign currency is appropriate so as not to affect the comparability of underlying trends.

9. Unlevered Pre-Tax Cash Flow

Unlevered pre-tax cash flow is calculated as Corporate EBITDA less equipment rental fleet depreciation including gain (loss) on sale, non-fleet capital expenditures, net of non-fleet disposals, plus changes in working capital (accounts receivable, inventories, prepaid expenses, accounts payable and accrued liabilities), and changes in other assets and liabilities (including public liability and property damage, U.S. pension liability, other assets and liabilities, equity and noncontrolling interest). Unlevered pre-tax cash flow is important to management and investors as it represents funds available to pay corporate interest and taxes and to grow our fleet or reduce debt.

10. Levered After-Tax Cash Flow Before Fleet Growth

Levered after-tax cash flow before fleet growth is calculated as Unlevered Pre-Tax Cash Flow less corporate net cash interest and corporate cash taxes. Levered after-tax cash flow before fleet growth is important to management and investors as it represents the funds available to grow our fleet or reduce our debt.

11. Corporate Net Cash Interest (used in the calculation of Levered After-Tax Cash Flow Before Fleet Growth)

Corporate net cash interest represents total interest expense, net of total interest income, less car rental fleet interest expense, net of car rental fleet interest income, and non-cash corporate interest charges. Non-cash corporate interest charges represent the amortization of corporate debt financing costs and corporate debt discounts. Corporate net cash interest helps management and investors measure the ongoing costs of financing the business exclusive of the costs associated with the fleet financing.

12. Corporate Cash Taxes (used in the calculation of Levered After-Tax Cash Flow Before Fleet Growth)

Corporate cash taxes represents cash paid by the Company during the period for income taxes.

13. Levered After-Tax Cash Flow After Fleet Growth

Levered after-tax cash flow after fleet growth is calculated as Levered After-Tax Cash Flow Before Fleet Growth less equipment rental fleet growth capital expenditures and less gross car rental fleet growth capital expenditures plus car rental fleet financing. Levered after-tax cash flow after fleet growth is important to management and investors as it represents the funds available for the reduction of corporate debt.

14. Net Corporate Debt

Net corporate debt is calculated as total debt excluding fleet debt less cash and equivalents and corporate restricted cash.  Corporate debt consists of senior notes issued prior to the acquisition of all of Hertz’s common stock on December 21, 2005; borrowings under our Senior Term Facility; borrowings under our Senior ABL Facility; our Senior Notes; our Senior Subordinated Notes; our 5.25% Convertible Senior Notes and certain other indebtedness of our domestic and foreign subsidiaries. Net Corporate Debt is important to management, investors and ratings agencies as it helps measure our leverage. Net Corporate Debt also assists in the evaluation of our ability to service our non-fleet-related debt without reference to the expense associated with the fleet debt, which is fully collateralized by assets not available to lenders under the non-fleet debt facilities.

15. Corporate Restricted Cash (used in the calculation of Net Corporate Debt)

Total restricted cash includes cash and equivalents that are not readily available for our normal disbursements. Total restricted cash and equivalents are restricted for the purchase of revenue earning vehicles and other specified uses under our Fleet Debt facilities, our like-kind exchange programs and to satisfy certain of our self insurance regulatory reserve requirements. Corporate restricted cash is calculated as total restricted cash less restricted cash associated with fleet debt.

16. Net Fleet Debt

Net fleet debt is calculated as total fleet debt less restricted cash associated with fleet debt.  Fleet debt consists of our U.S. ABS Fleet Debt, the Fleet Financing Facility, obligations incurred under our International Fleet Debt Facilities, capital lease financings relating to revenue earning equipment that are outside the International Fleet Debt Facilities, the International ABS Fleet Financing Facility, the Belgian Fleet Financing Facility, the Brazilian Fleet Financing Facility, the Canadian Fleet Financing Facility, the U.K. Leveraged Financing and the pre-Acquisition ABS Notes. This measure is important to management, investors and ratings agencies as it helps measure our leverage.

17. Restricted Cash Associated with Fleet Debt (used in the calculation of Net Fleet Debt and Corporate Restricted Cash)

Restricted cash associated with fleet debt is restricted for the purchase of revenue earning vehicles and other specified uses under our Fleet Debt facilities and our car rental like-kind exchange program.

18. Total Net Debt

Total net debt is calculated as net corporate debt plus net fleet debt.  This measure is important to management, investors and ratings agencies as it helps measure our leverage.

19. Total Net Cash Flow

Total net cash flow is calculated as the change in the debt balances less the change in cash and equivalents and restricted cash, adjusted for the effects of foreign currency.  Total net cash flow is important to management, investors and rating agencies as it represents funds available to grow our fleet or reduce our debt.

20. Total Net Cash Flow Yield

Total net cash flow yield is calculated as total net cash flow divided by the pro forma diluted number of shares outstanding during the period (407.7 million in 2009 and 325.5 million in 2008) as a percentage of the average stock price for the period ($6.03 for the twelve months ended June 30, 2009 and $16.97 for the twelve months ended June 30, 2008).  Total net cash flow yield is important to management, investors and ratings agencies as it represents the relative movements between total net cash flow and our stock price.